UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2020

Acorda Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-31938	13-3831168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Saw Mill River Road, Ardsley, NY		10502
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (914) 347-4300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.001)	ACOR	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 15, 2020, Acorda Therapeutics, Inc. (the “Company”) filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to increase the number of authorized shares of common stock from 80,000,000 to 370,000,000. Due to the circumstances described under Item 8.01 below, the Company cannot be certain that the requisite vote was obtained for the Certificate of Amendment from the Company’s stockholders at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). On June 26, 2020, the Company filed a Certificate of Correction to Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Certificate of Correction”) with the Secretary of State of the State of Delaware that serves to nullify the increase in the number of authorized shares included in the Certificate of Amendment. As a result of this action, the Company has authority to issue a total of 100,000,000 shares, divided into classes of (i) 80,000,000 shares of common stock, $0.001 par value per share, and (ii) 20,000,000 shares of preferred stock, $0.001 par value per share.

Item 8.01Other Events.

At the Company’s 2020 Annual Meeting, the Company’s stockholders voted on proposals to increase the number of authorized shares of common stock from 80,000,000 to 370,000,000 (the “Authorized Common Stock Increase Proposal”) and to authorize the Company’s Board of Directors to effect a reverse stock split of the Company’s common stock by a ratio of any whole number in the range of 1-for-2 to 1-for-20, and a corresponding reduction in the number of authorized shares of the Company’s common stock (the “Reverse Stock Split Proposal”), among other proposals.

Subsequent to the 2020 Annual Meeting, it has come to the Company’s attention that the intermediary acting on behalf of brokers mistakenly allowed them to vote uninstructed shares on the Authorized Common Stock Increase Proposal. It has further come to the Company’s attention that beneficial owners of the Company’s common stock may have incorrectly believed that they could effectively vote against the Reverse Stock Split Proposal by not providing instructions to their broker in light of the then-characterization of the Reverse Stock Split Proposal as non-routine.

In order to clarify the effect that uninstructed shares will have on these proposals and to ensure that the voice of the Company’s stockholders is heard on these matters, the Company’s Board of Directors has concluded that it is appropriate to resubmit the Authorized Common Stock Increase Proposal and the Reverse Stock Split Proposal to the Company’s stockholders for approval. The Company will therefore hold a Special Meeting of Stockholders (the “Special Meeting”) at its principal executive office at 9:00 a.m., local time, on July 31, 2020, where it will ask stockholders to approve the Authorized Common Stock Increase Proposal and the Reverse Stock Split Proposal.

Additional information regarding the Special Meeting will be provided in a proxy statement that the Company will file with the Securities and Exchange Commission (the “Commission”) with respect to this meeting.

Additional Information

Stockholders of the Company are urged to read carefully and in their entirety the proxy statement and any other soliciting materials that are filed with the Commission when they become available because they will contain important information regarding the Special Meeting and the matters to be voted upon at the Special Meeting. Stockholders may obtain a free copy of the proxy statement and any other soliciting materials when they become available at the Commission’s website, www.sec.gov. The Company, its directors and certain of its officers and employees will be participants in the solicitation of proxies from stockholders in respect of the Special Meeting. The Company has also engaged Innisfree M&A Incorporated to aid in the solicitation of proxies. Detailed information regarding the identity of participants, and their respective interests in the Company by security holdings or otherwise, will be set forth in the definitive proxy statement for the Special Meeting.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Correction to Certificate of Amendment of Amended and Restated Certificate of Incorporation dated June 26, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

June 26, 2020	By:	/s/ David Lawrence
Name: David Lawrence
Title: Chief, Business Operations and Principal Accounting Officer